Exhibit 99.2

February 23, 2015

To: Clients of Life Partners, Inc.

RE: Bankruptcy Case Update

Ladies and Gentlemen:

On February 12, 2015, the Official Committee of Unsecured Creditors in the Life Partners Holdings, Inc. (the “Company”) bankruptcy case called a witness who has served as a receiver in several cases for the Securities and Exchange Commission (the “Commission”), including for companies involved in the life settlement business. As a result of his testimony, Life Partners, Inc. (“LPI”) determined that it was appropriate to communicate to you certain risks you may face in the event of the appointment of a trustee and the potential liquidation of the Company, including but not limited to the risks that:

•	the trustee may assert the Company’s ownership over the life settlements purchased on behalf of third party purchasers;

•	the trustee may request that the bankruptcy court pool the life settlements and strip all beneficial interests of the purchasers from any singular policy in which you intended to invest;

•	if pooled, those interests would be treated as assets of the Company and the expenses of maintaining those policies could become the responsibility of the Company or the interests could lapse;

•	the purchasers who intended to buy interests in selected policies would be pooled together with all of the other purchasers and only be entitled to their respective pro rata share of the ultimate recovered funds from all of the policies, based on the amount invested by each purchaser as approved by the trustee;

•	the pooling of the interests in the life insurance policies may be done for the purpose, among other things, of obtaining debt financing secured by those interests;

•	the trustee may conduct a bulk sale of the interests, which would likely be sold at a substantial discount; and

•	the trustee may liquidate the Company.

As a result, the purchasers of life settlements may see the value of their investments significantly diminished. The Company intends to vigorously contest the appointment of a receiver or a trustee. However, there can be no assurance that the bankruptcy court will not appoint a receiver or trustee.

Sincerely,

Life Partners, Inc.

Colette Pieper

Chief Executive Officer